Exhibit No. 5.1

Exhibit No. 23.2

Goldstein & DiGioia LLP

45 Broadway—11th Floor

New York, New York 10006

Tel. (212) 599-3322

July 10, 2003

Cash Technologies, Inc.

1434 West 11th Street

Los Angles, California 90015

Re:	Cash Technologies, Inc.

Registration Statement on Form SB-2

SEC File No. 333-90680

Ladies/Gentlemen:

We have reviewed pre effective Amendment No.1 to the Registration Statement on Form SB-2, filed on July 10, 2003 (File No. 333-90680) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), by Cash Technologies, Inc., a Delaware corporation (the “Company”). The Registration Statement has been filed for the purpose of registering for resale the securities described therein for offer and sale under the Act by the named selling shareholders therein. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

This opinion has been rendered with respect to: (i) 5,042,436 shares of common stock (ii) 4,525,887 shares which may be received by the selling shareholders upon exercise of outstanding options and warrants and (iii) 888,394 shares which may be received upon conversion of convertible preferred stock and (iv) 760,288 shares which may be received upon conversion of $3,701,722 principal amount of convertible notes.

In connection with the opinions rendered herein, we have examined:

1.	the Certificate of Incorporation of the Company;

2.	its By-Laws;

3.	the Certificates of Designation for the convertible preferred stock;

4.	the Notes;

5.	the agreements representing the warrants

6.	The options;

and such other documents, certificates and corporate records as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing and in good standing under the laws of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

2. The Company has an authorized capitalization of 20,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share.

3. The Shares issuable upon the conversion of the preferred stock have been duly authorized, sold and paid for as described in the Registration Statement, and are validly issued, fully paid and non-assessable.

4. The shares issuable upon exercise of the warrants and options have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

5. The shares issuable upon conversion of the Notes have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” in the Prospectus forming a part of the Registration Statement.

We hereby advise you that our firm, its partners and/or employees own an aggregate of 140,000 warrants to purchase shares of Common Stock of the Company.

Very truly yours,

/s/ Goldstein & DiGioia, LLP

GOLDSTEIN & DIGIOIA, LLP